UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Dillard’s Capital Trust I		Dillard’s, Inc.
(Exact name of registrant as specified in its charter)		(Exact name of registrant as specified in its charter)

Delaware	42-7167739	Texas	71-0388071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Dillard’s, Inc. 1600 Cantrell Road Little Rock, Arkansas	72201	1600 Cantrell Road Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip code)	(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered:		Name of each exchange on which each class is to be registered:
7.50% Capital Securities (and the Guarantee with respect thereto)		Texas Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Dillard’s Capital Trust I (the “Issuer Trust”), a statutory business trust formed under the laws of the State of Delaware and a wholly owned, unconsolidated subsidiary of Dillard’s, Inc. (the “Company”), is filing this Registration Statement on Form 8-A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the primary listing of its 7.50% Capital Securities (the “Capital Securities”) and the Company’s guarantee related thereto (the “Guarantee” and together with the Capital Securities, the “Trust Securities”) from the New York Stock Exchange (the “NYSE”) to the Texas Stock Exchange LLC (the “TXSE”). The Trust Securities will trade on the TXSE under the symbol “DDT”. The Issuer Trust expects that trading of the Trust Securities on the NYSE as a primary listing will end at market close on October 2, 2026, and that trading of the Trust Securities on the TXSE as a primary listing will begin at market open on October 5, 2026.

The Issuer Trust is not required to, and does not, file separate periodic reports with the SEC. For current financial information regarding the Company, including information regarding the Company’s senior indebtedness, capitalization and financial condition, reference is made to the Company’s periodic reports filed with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, including the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Such reports are available on the SEC’s website at http://www.sec.gov. Investors should refer to the Company’s filings for relevant information.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrants’ Securities to be Registered.

The classes of securities registered hereby consist of (i) the Capital Securities representing undivided beneficial ownership interests in the assets of the Issuer Trust and (ii) the Guarantee by the Company with respect thereto. The Capital Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust and are fully and unconditionally guaranteed by the Company, to the extent set forth in the Guarantee Agreement dated as of August 12, 1998, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank), as guarantee trustee (the “Guarantee Trustee”). The only assets of the Issuer Trust are the $200 million of 7.50% Subordinated Deferrable Interest Debentures due August 1, 2038, issued by the Company (the “Subordinated Debentures”). The Issuer Trust is governed by the Amended and Restated Trust Agreement (the “Trust Agreement”) dated as of August 12, 1998 among the Company, as depositor, The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank), as property trustee (the “Property Trustee”), BNY Mellon Trust of Delaware (successor to Chase Manhattan Bank Delaware), as Delaware trustee (the “Delaware Trustee”), and the administrators appointed from time to time.

The descriptions of the Capital Securities and the Guarantee set forth in the Registration Statement on Form S-3 (Registration No. 333-59183) filed with the SEC on July 16, 1998 (the “Registration Statement”), as amended on July 24, 1998 (the “Amended Registration Statement”), and the prospectus supplement dated August 5, 1998, filed by the Issuer Trust pursuant to Rule 424(b)(2) (Registration No. 333-59183-01), are incorporated herein by reference, except as follows:

•	any reference to the NYSE is hereby amended to refer to the TXSE;
•	any description of the Company as a Delaware corporation is hereby amended to reflect that the Company redomesticated to the State of Texas effective August 31, 2025;
•	the Property Trustee is now The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank);
•	the Delaware Trustee is now BNY Mellon Trust of Delaware (successor to Chase Manhattan Bank Delaware);
•	the Guarantee Trustee is now The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank);
•	the optional redemption period described as commencing August 12, 2003 has passed and the Subordinated Debentures are currently redeemable at the Company’s option in whole or in part; and
•	as of August 1, 2026, there was approximately $225.8 million of outstanding senior indebtedness of the Company and its consolidated subsidiaries.

Item 2.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description
4.1	Certificate of Trust of the Issuer Trust dated as of July 15, 1998 (incorporated by reference to Exhibit 4-c to the Registration Statement).
4.2	Form of Amended and Restated Trust Agreement of the Issuer Trust (incorporated by reference to Exhibit 4-m to the Amended Registration Statement).
4.3	Form of Capital Securities Guarantee Agreement (incorporated by reference to Exhibit 4-u to the Amended Registration Statement).
4.4	Form of Subordinated Indenture (incorporated by reference to Exhibit 4-r of the Amended Registration Statement).
4.5	Form of Capital Security (incorporated by reference to Exhibit 4-s to the Amended Registration Statement).
4.6	Form of Subordinated Debenture (incorporated by reference to Exhibit 4-t to the Amended Registration Statement).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dillard’s Capital Trust I

Date: September 28, 2026	By:	/s/ Chris B. Johnson
Chris B. Johnson
Administrator

Dillard’s, Inc.

	By:	/s/ Dean L. Worley
Dean L. Worley
Vice President and General Counsel